Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-269899, 333-235830 and 333-229091 on Form S-3 and Registration Statement Nos. 333-229876, 333-221528, 333-236708, 333-236710, 333-253518, 333-263100, 333-269888 and 333-277381 on Form S-8 of our reports dated February 27, 2024, relating to the financial statements of Apellis Pharmaceuticals, Inc. and its subsidiaries and the effectiveness of Apellis Pharmaceuticals, Inc. and its subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 29, 2024